                                                             PAGE 1 OF 10 PAGES

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  ----------

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)/1/


                         Dominick's Supermarkets, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   257159103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-(c)

     [X]  Rule 13d-1(d)


-----------------
        /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 ---------------------
  CUSIP NO.  257159103                    13G           PAGE 2 OF 10 PAGES
-----------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Apollo Investment Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                     0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
               0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

               0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

               PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  257159103             13G                    PAGE 3 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Apollo Investment Fund III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                     0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
               0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

               0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

               PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  257159103                    13G             PAGE 4 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Apollo Overseas Partners III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                     0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
               0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

               0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

               PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  257159103                    13G             PAGE 5 OF 10 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Apollo (U.K.) Partners III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

          Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                     0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                  0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
               0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

               0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

               PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 10 Pages

Item 1(a).    Name of Issuer:

              Dominick's Supermarkets, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              505 Railroad Avenue
              Northlake, Illinois 60164

Item 2(a).    Name of Person Filing:

              Apollo Investment Fund, L.P.; Apollo Investment Fund III, L.P.; Apollo Overseas Partners III, L.P.; and Apollo (U.K.) Partners III, L.P.

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              Apollo Investment Fund, L.P.
              c/o Apollo Advisors, L.P.
              Two Manhattanville Road
              Purchase, New York 10577

              Apollo Investment Fund III, L.P.
              Apollo Overseas Partners III, L.P.
              Apollo (U.K.) Partners III, L.P.
              c/o Apollo Advisers II, L.P.
              Two Manhattanville Road
              Purchase, New York 10577

Item 2(c).    Citizenship:

              Delaware

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              257159103

                                                              Page 7 of 10 Pages

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:


          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;
          (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;
          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
          (d) [_] Investment company registered under Section 8 of the Investment Company Act;
          (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]


Item 4.   Ownership.

          Not applicable.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

                                                              Page 8 of 10 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          Not Applicable.

                                                              Page 9 of 10 Pages

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In addition, by signing below, each of the undersigned has agreed, in accordance with Rule 13d-1(k)(1), that this Schedule 13G is filed on behalf of each of them.

Dated:  January 20, 1999


                    APOLLO INVESTMENT FUND, L.P.

                    By:  Apollo Advisors, L.P., its general partner

                       By:  Apollo Capital Management, Inc., its general partner


                           By: /s/ Michael D. Weiner
                               --------------------------------------
                                Name:  Michael D. Weiner
                                Title:  Vice President


                    APOLLO INVESTMENT FUND III, L.P.

                    By:  Apollo Advisors II, L.P., its general partner

                       By:  Apollo Capital Management II, Inc., its general
                            partner


                           By: /s/ Michael D. Weiner
                              --------------------------------------
                                Name:  Michael D. Weiner
                                Title:  Vice President

                                                             Page 10 of 10 Pages


          APOLLO OVERSEAS PARTNERS III, L.P.

          By:  Apollo Advisors II, L.P., its general partner

             By:  Apollo Capital Management II, Inc., its general partner


                By: /s/ Michael D. Weiner
                   --------------------------------------
                     Name:  Michael D. Weiner
                     Title:  Vice President


          APOLLO (U.K.) PARTNERS III, L.P.

          By:  Apollo Advisors II, L.P., its general partner

             By:  Apollo Capital Management II, Inc., its general partner


                By: /s/ Michael D. Weiner
                   ----------------------------------
                     Name:  Michael D. Weiner
                     Title:  Vice President